Exhibit 99.1

FOR IMMEDIATE RELEASE
VAN BUREN, ARKANSAS October 16, 2003

USA Truck, Inc. (NASDAQ NMS: USAK) today announced operating revenues, before fuel surcharge, of $73,915,653 for the quarter ended September 30, 2003, an increase of 4.6% from $70,651,305 for the same quarter of 2002. Net income increased 18.8% to $1,510,141 for the third quarter of 2003, compared to net income of $1,271,086 for the same quarter of 2002. Diluted earnings per share for the quarter ended September 30, 2003 increased 14.3% to $0.16 compared to $0.14 for the same quarter of 2002.

For the nine months ended September 30, 2003, operating revenues, before fuel surcharge, increased 5.3% to $211,895,040, from $201,221,745 for the same period of 2002. Earnings increased 6.7% to $2,214,892 for the nine months ended September 30, 2003, compared to $2,075,088 for the same period of 2002. Diluted earnings per share for the nine months ended September 30, 2003 increased 9.1% to $0.24 from $0.22 for the same period of 2002.

The following table summarizes the earnings information of the Company:

	Quarter Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Revenue:
Revenue, before fuel surcharge	$73,915,653	$70,651,305	$211,895,040	$201,221,745
Fuel surcharge	2,852,149	1,671,810	9,655,796	2,936,385

Total revenues	76,767,802	72,323,115	221,550,836	204,158,130
Operating expenses and costs:
Salaries, wages and employee benefits	26,747,365	27,138,295	79,707,315	81,009,783
Fuel and fuel taxes	14,287,842	12,569,554	43,500,227	35,099,029
Purchased transportation	6,442,726	7,409,328	18,533,455	18,887,875
Depreciation and amortization	7,766,142	7,067,364	22,714,813	20,488,253
Operations and maintenance	7,597,640	5,672,101	19,518,943	16,602,598
Insurance and claims	5,181,988	4,643,859	15,477,813	12,496,613
Operating taxes and licenses	1,163,181	1,131,138	3,371,126	3,249,394
Communications and utilities	827,559	722,965	2,251,083	2,110,382
Other	3,278,923	2,553,001	9,571,762	7,137,581

	73,293,366	68,907,605	214,646,537	197,081,508

Operating income	3,474,436	3,415,510	6,904,299	7,076,622
Other expenses (income):
Interest expense	590,592	781,540	1,878,919	2,365,430
Gain on disposal of assets	(313,966)	(97,866)	(695,159)	(108,194)
Other, net	18,503	(21,593)	71,396	(75,318)

	295,129	662,081	1,255,156	2,181,918

Income before income taxes	3,179,307	2,753,429	5,649,143	4,894,704
Income tax expense	1,669,166	1,482,343	3,434,251	2,819,616

Net income	$1,510,141	$1,271,086	$2,214,892	$2,075,088

Per share information:
Average shares outstanding (Basic)	9,329,705	9,315,007	9,324,240	9,297,587

Basic net income per share	$0.16	$0.14	$0.24	$0.22

Average shares outstanding (Diluted)	9,363,508	9,359,062	9,353,619	9,341,642

Diluted net income per share	$0.16	$0.14	$0.24	$0.22

Key Operating Statistics:

	Quarter Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Total miles (loaded & empty)	59,249,466	57,912,442	171,642,438	168,047,877
Empty mile factor	8.91%	8.92%	9.10%	9.41%
Revenue per mile*	$1.248	$1.220	$1.235	$1.197
Average number of tractors	2,006	1,931	1,933	1,870
Miles per tractor	29,536	29,991	88,796	89,865
Average miles per tractor per week	2,308	2,343	2,337	2,352
Miles per trip	857	861	856	859
Number of shipments	71,971	65,598	207,897	188,146
Operating ratio**	95.3%	95.2%	96.7%	96.5%

*	Revenue per mile as reported above is based upon revenue, before fuel surcharge.

**	Operating ratio as reported above is based upon total operating expenses, before fuel surcharge, as a percentage of revenue, before fuel surcharge.

In comparing the financial results of the quarter ended September 30, 2003 to the quarter ended September 30, 2002, Robert M. Powell, Chairman and CEO of the Company, made the following statement:

We continued to see improving freight demand throughout the quarter as evidenced by a favorable environment for increased rates per mile and low empty miles. Our top line revenue growth was driven by those increased rates (+2.3%) as well as a 3.9% increase in our fleet size. In fact, our average tractor count topped 2,000 for the first time during the third quarter. We were disappointed, however, with the 1.5% decline in tractor utilization brought about primarily by increased tractor downtime resulting from an older, more maintenance-intensive fleet and complications with the delivery of new tractors.

In general, we are pleased with the progress that we’ve made on the bottom line. While some of our cost control initiatives have yet to impact our operating margin, we can see their benefits beginning to take hold. The operating ratio was flat year over year, but this year’s third quarter was negatively impacted in the areas of maintenance and recruiting costs. Those are both areas where we have programs in place that we expect to yield future savings.

Operations and maintenance costs have increased 34.0% due to significantly higher maintenance costs on the fleet. We elected not to trade tractors in 2002 due to the depressed used equipment market and the average age of the fleet therefore increased throughout 2002 and into the first quarter of 2003. In April of this year, we began trading tractors again and have reduced our average fleet age from its peak of 34 months in April to 28 months in September. Our goal is to lower that to approximately 21 months and we have a planned purchase and trade schedule designed to accomplish that by late 2004. Simultaneously, we intend to modernize a large portion of our trailer fleet in 2004. While both endeavors will require several quarters of time, slightly higher future depreciation charges and significant capital investment to complete, we anticipate a positive impact on our margins as a result.

Driver availability continues to tighten and driver turnover continues to be higher than historical levels. Thus far, however, we have been successful in hiring enough qualified drivers to substantially meet our goal of a 97.0% manned fleet. That success has come at a price. Other operating expenses have increased 28.4% primarily due to increased driver recruiting expenses. We are currently exploring regional operations in our existing freight lanes to facilitate more economical and efficient driver hiring and retention. We have also begun hiring and training drivers at multiple company locations around the country.

Freight volumes and consistency are improved, and we are confident that our fundamental operating factors are moving in a positive direction. We will closely monitor driver availability and general economic conditions as we move into the fourth quarter and into 2004.

By agreement with its customers, and consistent with industry practice, the Company adds a surcharge to its rates as diesel fuel prices increase above an industry-standard baseline price per gallon. Because fuel prices are volatile, management believes that presenting operating statistics calculated on the basis of total revenue, including the fuel surcharge, could provide a distorted picture of the Company’s operating performance, particularly when comparing results for current and prior periods. Therefore, the fuel surcharge is excluded from revenue and, instead, taken as a credit against expense when calculating the operating ratio in the Key Operating Statistics table above. The surcharge is also excluded from revenue for purposes of calculating revenue per mile in that table. Revenue data, on both a total basis and excluding the fuel surcharge, is included in the earnings information table above.

This press release contains forward-looking statements and information that are based on management’s current beliefs and expectations and assumptions made by it based upon information currently available. Forward-looking statements include statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as “will”, “could”, “should”, “may”, “believe”, “expect”, “intend”, “plan”, “schedule”, “estimate”, “project” and similar expressions. These statements are based on current expectations and are subject to uncertainty and change. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. Among the key factors that are not within the Company’s control and that have a direct bearing on operating results are increases in diesel prices, adverse weather conditions and the impact of increased rate competition. The Company’s results have also been, and will continue to be, significantly affected by fluctuations in general economic conditions, as the Company’s utilization rates are directly related to business levels of shippers in a variety of industries. In addition, shortages of qualified drivers and intense or increased competition for drivers have adversely impacted the Company’s operating results and its ability to grow, and will continue to do so. Results for any specific period may also be affected by various unforeseen events, such as unusual levels of equipment failure or vehicle accident claims.

USA Truck is a medium haul, common and contract carrier specializing in truckload quantities of general commodities. The Company operates in the 48 contiguous United States and the Canadian provinces of Ontario and Quebec and in Mexico through the gateway city of Laredo, Texas. The Company also provides third-party logistics services.

— —

Contact: CLIFF BECKHAM, Chief Financial Officer — (479) 471-2633